Exhibit 23


                         CONSENT OF KPMG PEAT MARWICK LLP





The Board of Directors
Bone Care International, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 333-23885) of Bone Care International, Inc. of our report dated August 2, 1997, relating to the consolidated balance sheets of Bone Care International, Inc. and subsidiary as of June 30, 1997 and
1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which reports appear in the June 30, 1997, annual report on Form 10-K of Bone Care International, Inc.



KPMG Peat Marwick LLP
Chicago, Illinois
September 25, 1997